            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1998
                                                      REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                        HOLLIS-EDEN PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                                             13-3697002
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                         Identification Number)


                         9333 Genesee Avenue, Suite 110
                           San Diego, California 92121
                                 (619) 587-9333
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)



                                Richard B. Hollis
                Chief Executive Officer and Chairman of the Board
                        HOLLIS-EDEN PHARMACEUTICALS, INC.
                         9333 Genesee Avenue, Suite 110
                           San Diego, California 92121
                                 (619) 587-9333
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

                              Eric J. Loumeau, Esq.
                               COOLEY GODWARD LLP
                        4365 Executive Drive, Suite 1100
                               San Diego, CA 92121
                                 (619) 550-6000


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

           IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

           IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

           IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

           IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

           IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]


                                                   CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF CLASS OF              AMOUNT TO       OFFERING PRICE           AGGREGATE             AMOUNT OF
    SECURITIES TO BE REGISTERED        BE REGISTERED      PER SHARE(1)        OFFERING PRICE(1)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value           2,760,690          $16.5625           $45,723,928.00          $13,488.56
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of Registrant's Common Stock on May 29, 1998 as reported on the Nasdaq SmallCap Market.

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                    SUBJECT TO COMPLETION, DATED JUNE 5, 1998


PROSPECTUS

                                2,760,690 SHARES

                        HOLLIS-EDEN PHARMACEUTICALS, INC.

                                  Common Stock

                                   ----------

           This Prospectus relates to 2,760,690 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Hollis-Eden Pharmaceuticals, Inc. (the "Company" or "Hollis-Eden"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

           None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

           The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "HEPH" The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on June 4, 1998 was $16.50 per share.

                                   ----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.




             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
               STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is_______, 1998.

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

           The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, the Company's Current Report on Form 8-K dated May 7, 1998, the Company's Registration Statement on Form S-4, No. 333-18725, as amended through the date hereof, which includes a description of the Company's Common Stock, and the Company's proxy statement for the 1998 Annual Meeting of Stockholders filed pursuant to Rule 14a-6 of the Exchange Act, are hereby incorporated by reference into this Registration Statement.

           All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

           The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Vice



                                       2.

President-Controller at the Company's principal executive offices at 9333 Genesee Avenue, Suite 110, San Diego, California 92121, telephone number (619) 587-9333.

                                   THE COMPANY

           Except for the historical information contained or incorporated by reference herein, this Prospectus (and the information incorporated herein by reference) contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, in the section entitled "Risk Factors," in the Company's most recent quarterly report on Form 10-Q and most recent annual report on Form 10-K, as well as those discussed elsewhere in this Prospectus and any other documents incorporated herein by reference.

           Hollis-Eden is a development stage pharmaceutical company engaged in the discovery, development and commercialization of products for the treatment of a number of targeted disease states caused by viral, bacterial, parasitic or fungal infections, including HIV/AIDS, hepatitis B and C, and malaria. The Company has three technology platforms, one based on cellular energy regulation, the second on a unique immune system modulation technology, and the third on biochemical synthesis regulators. The Company believes that certain of its drug candidates may provide the first long-term treatment of HIV without the development of viral strain resistance to the drugs' effectiveness, significant toxicity or severe side effects.

           Hollis-Eden's executive offices are located at 9333 Genesee Avenue, Suite 110, San Diego, California 92121, telephone number (619) 587-9333.

                               RECENT DEVELOPMENTS

           In May 1998, the Company raised approximately $21 million in gross proceeds in a private placement of its securities. The securities issued and sold by the Company in connection with such financing include 1,329,201 shares of Common Stock, warrants to purchase an aggregate of 1,437,474 shares of Common Stock, and 4,000 shares of 5% Series A Convertible Preferred Stock. These shares and the shares underlying such securities have been registered for resale pursuant to this Prospectus and pursuant to another Prospectus dated of even date herewith.

                                  RISK FACTORS

           An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, in the Company's most recent quarterly report on Form 10-Q, in the most recent annual report on Form 10-K, and in any other documents incorporated herein by reference in evaluating an investment in the shares of Common Stock offered hereby.

DEPENDENCE ON NEW PRODUCTS AND FDA APPROVAL

           Hollis-Eden's principal development efforts are currently centered around two drug candidates licensed by Hollis-Eden which Hollis-Eden management believes show promise for the treatment and prevention of HIV/AIDS. Neither INACTIVIN nor any of the other drug candidates have been approved for commercial sale and no assurance can be given that approvals will be obtained. While limited clinical trials of INACTIVIN have to date produced favorable results, significant additional trials are required, and no assurance can be given that the drug will ultimately be demonstrated to be safe or efficacious. Hollis-Eden has never commercially introduced a product, and no assurance can be given that commercialization of any of Hollis-Eden's drug candidates in any country in which any of them may be approved will be financially successful.

EARLY STAGE OF PRODUCT DEVELOPMENT; SUBSTANTIAL OPERATING LOSSES

           Hollis-Eden has not yet generated any operating revenues. Hollis-Eden cannot predict when marketing



                                       3.

approvals for any of its drug candidates will be obtained, if ever. Even if such approvals are obtained, there can be no assurance that Hollis-Eden's drug candidates will be successfully commercialized. Hollis-Eden has experienced significant operating losses due to substantial expenses incurred to acquire and fund development of Hollis-Eden's drug candidates, and, as of March 31, 1998, had an accumulated deficit of $9.1 million. Hollis-Eden expects its operating expenses to increase over the next several years as it funds development, clinical testing and other expenses of seeking FDA approval. Hollis-Eden's ability to achieve a profitable level of operations is dependent in large part on obtaining regulatory approvals for its drug candidates, entering into agreements for product development and commercialization, and expanding from development into successful marketing, all of which will require significant amounts of capital. There can be no assurance that Hollis-Eden will ever achieve a profitable level of operations.

PATENTS AND PROPRIETARY RIGHTS

           Although certain of Hollis-Eden's drug candidates are patented, patents are not a guarantee of protection from competitors, especially in an area characterized by rapid advances, and enforcement of patents and proprietary rights in many countries can be expected to be problematic or unpredictable. There can be no assurance that any patents issued or licensed to Hollis-Eden will not be challenged, invalidated, infringed upon, or designed around by others or that the claims contained in such patents will not infringe the patent claims of others. Furthermore, there can be no assurance that others will not independently develop similar products. Hollis-Eden's business may be adversely affected by competitors who develop substantially equivalent technology. Patent litigation can be extremely expensive, and Hollis-Eden may find that it is unable to fund litigation necessary to defend its rights.

GOVERNMENT REGULATION AND PRODUCT APPROVALS

           The research, preclinical development, clinical trial, manufacturing, marketing and sale of pharmaceuticals are subject to extensive regulation by governmental authorities. Products developed by Hollis-Eden cannot be marketed commercially in any jurisdiction in which they have not been approved. The process of obtaining regulatory approvals is lengthy and extremely expensive. Approval by United States authorities does not guarantee, nor at times even facilitate or expedite, approval in other countries. Further, government regulations are subject to change and it is possible that additional criteria may be established or imposed which could prevent or delay regulatory approval of any of Hollis-Eden's drug candidates. Additionally, the facilities that manufacture Hollis-Eden's drug candidates will need to adhere to regulatory guidelines. There can be no assurance that Hollis-Eden will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect on Hollis-Eden's business, financial condition or results of operations.

SUBSTANTIAL CAPITAL NEEDS

           Hollis-Eden's operations to date have consumed substantial capital without generating any revenues, and Hollis-Eden will continue to require substantial and increasing amounts of funds to conduct necessary research and development and preclinical and clinical testing of its drug candidates, and to market any drug candidates that receive regulatory approval. Hollis-Eden does not expect to generate revenue from operations for the foreseeable future, and Hollis-Eden's ability to meet its cash obligations as they become due and payable is expected to depend for at least the next several years on its ability to sell securities, borrow funds or some combination thereof. Based upon its current plans, management believes that its existing cash resources, together with interest thereon, will be sufficient to meet Hollis-Eden's operating expenses and capital requirements through at least the end of 1999. There can be no assurance, however, that changes in Hollis-Eden's research and development plans or other events affecting Hollis-Eden's operating expenses will not result in the expenditure of such cash before that time. No assurance can be given that Hollis-Eden will be successful in raising necessary funds. Hollis-Eden's future capital requirements will depend upon many factors, including progress with preclinical testing and clinical trials, the number and breadth of Hollis-Eden's programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, the ability of Hollis-Eden to establish collaborative arrangements and effective commercialization and marketing activities and other arrangements. In any event, Hollis-Eden will continue to incur increasing negative cash flows and net losses for the foreseeable future.



                                       4.

TECHNOLOGICAL CHANGE AND COMPETITION

           The pharmaceutical industry is characterized by intense competition and is subject to rapid and significant technological change. Rapid technological development may cause Hollis-Eden's drug candidates to become obsolete before Hollis-Eden recoups all or any portion of the related expenses. Hollis-Eden's competitors include major pharmaceutical companies, biotechnology firms and universities and other research institutions, both in the United States and abroad, which are actively engaged in research and development of products in the therapeutic areas being pursued by Hollis-Eden. Most of Hollis-Eden's competitors have substantially greater financial, technical, manufacturing, marketing, distribution and human resource capabilities than Hollis-Eden. In addition, many of Hollis-Eden's competitors have significantly greater experience in testing new or improved therapeutic products and obtaining regulatory approvals of products. Accordingly, Hollis-Eden's competitors may succeed in obtaining regulatory approval for products more rapidly than Hollis-Eden. If Hollis-Eden commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiencies and marketing and distribution capabilities, areas in which it has little experience.

NO SALES AND MARKETING EXPERIENCE

           Hollis-Eden's efforts to date have focused on the development and evaluation of its drug candidates. As Hollis-Eden continues clinical studies and prepares for commercialization of its drug candidates, it must build a sales and marketing infrastructure. Hollis-Eden has no experience in the sales and marketing of its drug candidates. It is possible that Hollis-Eden will not be able to attract and retain the skilled personnel necessary to develop the infrastructure to effectively market its drug candidates.

DEPENDENCE ON LICENSE AGREEMENTS

           Hollis-Eden licenses its drug candidates from Dr. Patrick T. Prendergast and from Edenland, Inc. and Colthurst Limited, two organizations Dr. Prendergast controls. Hollis-Eden is obligated to make license payments and provide certain funding, including funding for the development and testing of Hollis-Eden's drug candidates, at specified times. There can be no assurance that Hollis-Eden will be able to meet future payment or funding obligations, in which event Hollis-Eden could lose all rights to one or more of its drug candidates, which would have a material adverse effect on Hollis-Eden.

DEPENDENCE ON OFFICERS AND FUTURE EMPLOYEES

           Hollis-Eden is (and will be) highly dependent upon its Chief Executive Officer, Richard B. Hollis, the loss of whose services could adversely affect Hollis-Eden and impede the achievement of Hollis-Eden's research and development objectives. Recruiting and retaining additional management personnel, as well as qualified scientific personnel to perform research and development work in the future, will also be critical to Hollis-Eden's success. Because competition for experienced scientific personnel among numerous pharmaceutical and biotechnology companies and research and academic institutions is intense, there can be no assurance that Hollis-Eden will be able to attract and retain such personnel.

TECHNOLOGICAL UNCERTAINTIES

           All of Hollis-Eden's product development efforts are based upon technologies and therapeutic approaches that have not been widely used in humans for therapeutic purposes. There is, therefore, significant risk that these approaches will not prove to be successful. While Hollis-Eden believes that the positive results obtained to date in preclinical and limited clinical human studies support further research and development, such positive results are not necessarily indicative of results that will be obtained in further human clinical testing.

PHARMACEUTICAL PRICING; PENDING HEALTH CARE REFORMS

           Government health administration authorities, together with private health insurers, increasingly are attempting to contain health care costs by limiting the price or reimbursement levels for medical products and services. In certain foreign markets, pricing or profitability of prescriptive pharmaceuticals is subject to government



                                       5.

control. In the United States, there have been a number of federal and state proposals to implement similar government controls or otherwise significantly reform the existing health care system. Due to uncertainties as to the ultimate features of this or any other reform initiatives that may be enacted, Hollis-Eden cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted, or what impact they may have on Hollis-Eden. It is possible that any legislation that is enacted will include provisions resulting in price limits, utilization controls or other consequences that may adversely affect Hollis-Eden.

MANUFACTURING LIMITATIONS AND UNCERTAINTIES

           Hollis-Eden currently relies on outside manufacturers for the production of its drug candidates to supply sufficient quantities of compounds to conduct clinical trials on its drug candidates. If Hollis-Eden is unable to contract on acceptable terms or to obtain a sufficient supply of its drug candidates or such supplies are delayed or contaminated, Hollis-Eden could experience significant delays in bringing its drug candidates to market as well as delays in human clinical testing schedules and delays in submissions of its drug candidates for regulatory approval and initiation of further development progress, any of which could have a material adverse effect on Hollis-Eden's business and results of operations. If Hollis-Eden should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute its finished pharmaceutical products, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that Hollis-Eden may use must adhere to current Good Manufacturing Practices ("GMP") regulations enforced by the FDA through its facilities inspection program. These facilities must pass a pre-approval plant inspection before the FDA will issue a pre-market approval of Hollis-Eden's drug candidates. If Hollis-Eden is unable to obtain or retain third party manufacturing on commercially acceptable terms, it may not be able to commercialize pharmaceutical products as planned. Hollis-Eden's dependence upon third parties for the manufacture of pharmaceutical products may adversely affect Hollis-Eden's profit margins and its ability to develop and deliver pharmaceutical products on a timely and competitive basis.

           Even if Hollis-Eden is successful in raising the substantial amounts of capital it requires (as to which there can be no assurance), Hollis-Eden does not intend to manufacture any pharmaceutical products itself, although it may choose to do so in the future. Hollis-Eden has no experience in manufacturing pharmaceutical products in clinical quantities or for commercial purposes. Hollis-Eden believes that its strategy of outsourcing manufacturing is cost effective since it avoids the high fixed costs of plant, equipment and large manufacturing staff and thereby enables Hollis-Eden to conserve its resources. Should Hollis-Eden determine to manufacture products itself, Hollis-Eden would be subject to the regulatory requirements described above, would be subject to similar risks regarding delays or difficulties encountered in manufacturing any such pharmaceutical products and would require substantial additional capital. In addition, there can be no assurance that Hollis-Eden would be able to manufacture any such products successfully and in a cost-effective manner.

MANAGEMENT OF GROWTH

           The management of Hollis-Eden's growth, if any, will require it to continue to improve and expand its management, operational and financial systems and controls. If Hollis-Eden's management is unable to manage growth effectively, Hollis-Eden's business and results of operations will be adversely affected.

PRODUCT LIABILITY; LACK OF INSURANCE

           Hollis-Eden's business will expose it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products, and product liability claims, may be asserted against Hollis-Eden. Product liability insurance for the pharmaceutical industry generally is expensive to the extent that it is available at all. Hollis-Eden currently does not have product liability insurance. There can be no assurance that adequate insurance coverage will be available at acceptable costs, if at all, or that a product liability claim would not adversely affect the business or financial condition of Hollis-Eden.

AUTHORIZED PREFERRED STOCK

           The Company currently has preferred stock issued and outstanding which entitles the holders thereof to



                                       6.

rights not available to holders of Common Stock. Furthermore, Hollis-Eden's Board of Directors are authorized, without further action required on the part of stockholders, to issue additional shares of preferred stock and to designate the rights, preferences and privileges of such preferred stock, including voting, dividend and liquidation rights which may be superior to those of the holders of Common Stock. The issuance of one or more classes of preferred stock could materially adversely affect the rights of holders of Common Stock.

INDEMNIFICATION AND LIMITED MONETARY DAMAGES

           Hollis-Eden's Certificate of Incorporation provides that Hollis-Eden's directors shall not be liable for monetary damages to Hollis-Eden's stockholders except as required by law. In addition, Hollis-Eden's Bylaws provide indemnification of Hollis-Eden's officers and directors to the fullest extent permitted by the Delaware law. To the extent that stockholders are unable to prevail in actions for monetary damages against Hollis-Eden's directors, such stockholders' rights in this regard are limited in comparison to rights of stockholders of a corporation that has not adopted such provisions. In addition, to the extent that Hollis-Eden's officers and directors may obtain indemnification from Hollis-Eden, Hollis-Eden may incur substantial financial losses.

DIVIDENDS UNLIKELY

           Hollis-Eden has never paid dividends on its shares of Common Stock. The payment of dividends in the future, if any, will be contingent upon Hollis-Eden's revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends in the future will be within the discretion of Hollis-Eden's Board of Directors. Hollis-Eden intends to retain all earnings, if any, for use in Hollis-Eden's business operations and, accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

CONCENTRATION OF OWNERSHIP

           Richard B. Hollis, Hollis-Eden's Chief Executive Officer, owns approximately 33% of the outstanding shares of Common Stock (without giving effect to the exercise of any warrants or options or the conversion of any shares of preferred stock). Accordingly, Mr. Hollis will control the business, policies and affairs of Hollis-Eden, including the election of members of Hollis-Eden's Board of Directors. Assuming the exercise of Hollis-Eden's outstanding warrants and options and the conversion of outstanding shares of preferred stock (based on an estimated conversion price of $20.00), Mr. Hollis would own approximately 21% of the then outstanding shares of Common Stock, and Mr. Terren S. Peizer, President and a Director of Hollis-Eden, would own approximately 15%.

CLASSIFIED BOARD OF DIRECTORS

           Hollis-Eden's Board of Directors is a "classified board," with approximately one-third of its directors coming up for election each year. This provision is applicable to every election of directors. As a result of having a classified board, two annual meetings will be necessary to change a majority of the directors. The existence of a classified board may, in certain circumstances, deter or delay mergers, tender offers, other possible takeover attempts or changes in management of the Board of Directors which may be favored by some or a majority of Hollis-Eden's stockholders.

POSSIBLE VOLATILITY IN STOCK PRICE

           There is no assurance that a market for securities of Hollis-Eden will continue to exist. The prices at which Common Stock trades will depend on many factors, including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, Hollis-Eden's prospects.



                                       7.

                              SELLING STOCKHOLDERS

           The following table sets forth the names of the Selling Stockholders, and the number of shares of Common Stock owned beneficially by them as of June 3, 1998 which may be offered pursuant to this Prospectus. This information is based upon information provided by each Selling Stockholder. Because the Selling Stockholders may offer all, some or none of their respective shares of Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided. The term "Selling Stockholder" includes the holders listed below and their transferees, pledgees, donees or other successors.

           NAME                                        SHARES BEING OFFERED (1)
Strong River Investments, Inc.                               639,659 (2)
Montrose Investments, L.P.                                   415,951 (2)
Knight Securities, L.P.                                      333,332
Westover Investments, L.P.                                   208,020 (2)
International Investor Relations Group, Inc.                 152,776
Napier Limited                                               145,000
The Shemano Group                                            130,000
New Horizons Picture Corp. Profit Sharing Trust               83,332
Namemarks Limited                                             80,000 (3)
Strome, Susskind Hedgecap Fund L.P.                           70,834
Broadside Limited                                             62,690 (3)
Ivan Lieberburg & Janice Kirsch, JTWROS                       50,000
Sultan Entertainments (1995) Limited                          50,000
Gary J. Shemano                                               33,332
Kieran Corrigan                                               27,000
Sonem Partners Ltd.                                           25,000
Stephen J. Posner                                             21,166
Strome Hedgecap Ltd.                                          12,498
Harvey Blitz                                                   8,334
Kenneth McMoreland                                             6,000
Fergus and Bronach Crawford                                    5,000
David and Betty Stieber                                        5,000
Marcel Aronheim                                                4,166
Colm Darling                                                   4,000
A.K. Loughney                                                  3,500
Garvin O'Doherty                                               3,300
James Campbell                                                 3,300
John Barry Martin                                              3,000
Jorn Jessen                                                    3,000
Michael Pollack                                                2,500
Declan Gilroy                                                  2,400
Cathal O'Donnell                                               1,200
Yvonne Scannell                                                1,200
Eugene Murray                                                    700
Stephen J. Perrone                                            14,490
Carmine DePalma                                               10,350
Robert Codignotto                                             10,350
Thomas Moysak                                                  6,210
Thomas Mann                                                    3,500
Eric and Ulina Colosante                                       1,000
North Hampton Holdings Corp. III                              37,634
Karl Brenza                                                   13,440
Robert Setteducati                                             4,300
William Masucci                                                2,688



                                       8.

Michael Bresner                                                2,688
Thomas Parigian                                                2,150
James Witzel                                                   1,612
Michael Vanechanos                                             1,344
Joseph Galligan                                                1,344
Goldis Financial Group, Inc.                                  50,400
                                                           ---------
           Total                                           2,760,690

----------

(1) Includes (i) 1,422,142 shares of Common Stock issuable upon exercise of certain warrants (and upon the further exercise of units and warrants underlying certain of such warrants) and (ii) 339,902 shares of Common Stock issuable upon conversion of shares of preferred stock.

(2) Includes shares of Common Stock, shares of Common Stock issuable upon exercise of warrants, and shares of Common Stock issuable upon conversion of shares of preferred stock. On May 7, 1998, these entities purchased an aggregate of 4,000 shares of 5% Series A Convertible Preferred Stock. The conversion ratio is not fixed. The initial conversion ratio is fixed at $20.30 per share for a period of seven months from the closing of such financing. Thereafter, the conversion ratio is variable based on the market price of the Company's Common Stock. In addition, to a lesser extent, the conversion ratio is currently further adjustable (after calculating the above conversion ratio) based on the market price of the Company's Common Stock (the "Further Adjustment"). The foregoing summary of the conversion provisions of the 5% Series A Convertible Preferred Stock is qualified by reference to the Company's Certificate of Designation as filed on May 7, 1998 with the Delaware Secretary of State, a copy of which is filed as an exhibit to the Company's Current Report on Form 8-K dated May 7, 1998 which is incorporated herein by reference. In accordance with the Securities Purchase Agreement and Registration Rights Agreement entered into among the Company and these entities on May 7, 1998, as amended, the Company is registering herein the following securities beneficially owned by these entities: (i) the shares of Common Stock; (ii) the shares of Common Stock issuable upon exercise of warrants; and (iii) 150% of the shares currently issuable upon conversion of the 5% Series A Convertible Preferred Stock (not giving effect to the Further Adjustment), including dividends thereon assuming all dividends for the term of the preferred stock are paid in shares of Common Stock. In the event that the conversion ratio on a future date would result in more than this number of shares being beneficially owned by such entities, or permitted transferees of such entities, the Company may at such time be obligated to file an additional registration statement to cover the additional shares.

(3) Dr. Patrick T. Prendergast, a founder and former officer and director of the Company, has a controlling interest in these entities.

           Except as set forth above, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.



                                       9.

                              PLAN OF DISTRIBUTION

           The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (i) block trades in which a broker or dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an exchange distribution in accordance with the rules of such exchange; (iv) ordinary brokerage transactions and transactions in which a broker may solicit purchasers; (v) privately negotiated transactions; (vi) short sales; and (vii) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such Shares, from such purchaser) in amounts to be negotiated which may be less than, or in excess of, those customary in the types of transactions involved.

           Any or all of the sales or other transactions involving the Common Stock described above, whether effected by a Selling Stockholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

           The Company and certain of the Selling Stockholders have agreed to indemnify each other and their respective officers and directors and certain other persons against liabilities in connection with any offering of the Shares, including liabilities arising under the Securities Act.

           By agreement with the Selling Stockholders, the Company will pay all of the expenses incurred in connection with the registration of the Shares, other than underwriting commissions, discounts, and counsel fees and expenses.

           From time to time the Selling Stockholders may engage in short sales, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver shares of Common Stock in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the conversion price with respect to the Company's preferred stock may be affected. From time to time the Selling Stockholders may pledge their shares of Common Stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged shares of Common Stock from time to time.

           The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

           Notwithstanding the foregoing, broker-dealers who are qualifying registered market makers on the National Association of Securities Dealers Automated Quotation System (the "Nasdaq") may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq SmallCap Market in accordance with Regulation M under the Exchange Act, during the two business day period before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock of the Company during a prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock of the Company at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

           Certain of the Selling Stockholders, who beneficially own an aggregate of 333,332 shares of Common Stock, have agreed not to sell any shares held by them until at least 60 days after the date of this Prospectus.




                                      10.

                                  LEGAL MATTERS

           The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

           The financial statements of the Registrant as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 and for the period August 15, 1994 (inception) to December 31, 1997 have been audited by BDO Seidman, LLP, as set forth in its report thereon included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.



                                      11.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

         Registration Fee ...........          $   13,488.56
         Legal fees and expenses ....               2,000.00
         Accounting fees and expenses               2,000.00
                                               -------------
                    Total ...........          $   17,488.56
                                               =============

ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

           Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

           The Registrant's Bylaws provide that the Registrant shall indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Registrant is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. In addition, the Registrant is required, subject to certain exceptions, to advance all expenses incurred by any director or executive officer in connection with a completed, pending or threatened action, suit or proceeding upon receipt of an undertaking by such director or executive officer to repay all amounts advanced by the Registrant on such person's behalf if it is ultimately determined that such person is not entitled to be indemnified under the Bylaws or otherwise.

           The Registrant's Certificate of Incorporation provides that to the fullest extent permitted under Delaware law, the Registrant's directors will not be personally liable to the Registrant and its stockholders for monetary damages for any breach of a director's fiduciary duty. The Certificate of Incorporation does not, however, eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director is subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders and loans to directors and officers. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

           The Registrant maintains directors' and officers' liability insurance.

ITEM 16.   EXHIBITS.

           (a)       Exhibits.

     Exhibit No.     Description
        5.1          Opinion of Cooley Godward LLP.
        23.1         Consent of BDO Seidman, LLP.
        23.2         Consent of Cooley Godward LLP.  Reference is made to
                     Exhibit 5.1.
        24.1         Power of Attorney. Reference is made to page II-3.



                                     II-1.

ITEM 17.   UNDERTAKINGS.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                     II-2.

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 3, 1998.

                                            HOLLIS-EDEN PHARMACEUTICALS, INC.

                                            By /s/ RICHARD B. HOLLIS
                                               ---------------------------------
                                               Richard B. Hollis
                                               Chief Executive Officer and
                                               Chairman of the Board

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard B. Hollis, Terren S. Peizer and Robert W. Weber and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                                       Title                                 Date
/s/ RICHARD B. HOLLIS                     Chief Executive Officer, Chairman of               June 3, 1998
-------------------------------------     the Board and Director (Principal Executive
   Richard B. Hollis                      Officer)


/s/ TERREN S. PEIZER                      President, Vice Chairman and Director              June 3, 1998
-------------------------------------
   Terren S. Peizer

/s/ ROBERT W. WEBER                       Vice President-Controller (Principal               June 3, 1998
-------------------------------------     Financial and Accounting Officer)
   Robert W. Weber

/s/ THOMAS CHARLES MERIGAN, JR., M.D.     Medical Director, Infectious Diseases              June 3, 1998
-------------------------------------     and Director
   Thomas Charles Merigan, Jr., M.D.

/s/ J. PAUL BAGLEY III                    Director                                           June 3, 1998
-------------------------------------
   J. Paul Bagley III

/s/ SALVATORE J. ZIZZA                    Director                                           June 3, 1998
-------------------------------------
   Salvatore J. Zizza

/s/ BRENDAN R. MCDONNELL                  Director                                           June 3, 1998
-------------------------------------
   Brendan R. McDonnell

/s/ LEONARD MAKOWKA, M.D.                 Director                                           June 3, 1998
-------------------------------------
   Leonard Makowka, M.D.



                                     II-3.

                                 EXHIBIT INDEX


 EXHIBIT NO.   DESCRIPTION

    5.1        Opinion of Cooley Godward LLP.

    23.1       Consent of BDO Seidman, LLP.

    23.2       Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

    24.1       Power of Attorney.  Reference is made to Page II-3.

----------